As filed with the Securities and Exchange Commission on November 27, 2019

Registration No. 333-231675

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROTHENA CORPORATION PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1111119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands

Dublin 2, D02 T804, Ireland

011-353-1-236-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Malecek

Chief Legal Officer

Prothena Corporation plc

c/o Prothena Biosciences Inc

331 Oyster Point Boulevard

South San Francisco, CA 94080

(650) 837-8550

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Kathleen M. Wells, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $0.01 per share	$150,000,000(1)(2)	$18,180(3)(4)

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.
(2)

Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $150,000,000.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-231675) of Prothena Corporation plc is being filed solely for the purpose of filing one exhibit to the Registration Statement. This Amendment No. 1 to Registration Statement on Form S-3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I of the Registration Statement has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$18,180
FINRA filing fee		(1)
The Nasdaq Global Select Market listing fee		(1)
Printing expenses		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Blue sky, qualification fees and expenses		(1)
Transfer agent fees and expenses		(1)
Miscellaneous		(1)

Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Articles 179.1, 179.2, 179.3, 179.4, 179.5, 179.6 and 179.7 of our Constitution provide as follows:

“179.1 Subject to the provisions of and so far as may be admitted by the Act (the “Act”), every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by her in the execution and discharge of her duties or in relation thereto including any liability incurred by her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by her as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to her by the Court.

179.2 As far as permissible under the Act, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she is, or she was, or is threatened to be made a party by reason of the fact that she is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 179.2 shall not extend to any matter which would render it void pursuant to the Act.

179.3 In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in this Article 179.3 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

179.4 As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article 179.4 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company as authorised by these Articles.

179.5 It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this paragraph (b), references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

179.6 The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act or otherwise.

179.7 The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any of its subsidiaries to the fullest extent permitted by law.”

Section 235 of the Irish Companies Act 2014 provides as follows:

“235 Any provision exempting officers of company from liability void (subject to exceptions)

(1)	Subject to the provisions of this section, the following provision shall be void, namely, any provision:

(a)	purporting to exempt any officer of a company from; or

(b)	purporting to indemnify such an officer against;

any liability which by virtue of any enactment or rule of law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the company.

(2)	Subsection (1) applies whether the provision concerned is contained in the constitution of a company or a contract with a company or otherwise.

(3)	Notwithstanding subsection (1), a company may, in pursuance of any such provision as is mentioned in that subsection, indemnify any officer of the company against any liability incurred by him or her—

(a)	in defending proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which he or she is acquitted; or

(b)	in connection with any proceedings or application referred to in, or under, section 233 or 234 in which relief is granted to him or her by the court.

(4)	Notwithstanding subsection (1), a company may purchase and maintain for any of its officers insurance in respect of any liability referred to in that subsection.

(5)

Notwithstanding any provision contained in any enactment, the constitution of a company or otherwise, a director may be counted in the quorum and may vote on any resolution to purchase or maintain any insurance under which the director might benefit.

(6)	For the avoidance of doubt, if—

(a)	any business, trade or activity has been carried on by means of a company, or other body corporate, registered or formed under the laws of another country,

(b)	the period for which that business, trade or activity was so carried on was not less than 12 months preceding the date on which this subsection falls to be applied,

(c)	a provision of the kind referred to in subsection (1)(a) or (b) in relation to officers of the company or other body corporate was in being and valid under the laws of that country, and

(d)	a private company limited by shares is formed and registered to carry on that business, trade or activity,

then nothing in this section invalidates the operation of the provision referred to in paragraph (c) in respect of any negligence, default, breach of duty or breach of trust occurring before that private company limited by shares is formed and registered.

(7)

Any directors’ and officers’ insurance purchased or maintained by a company before 6 April 2004 is as valid and effective as it would have been if this section had been in operation when that insurance was purchased or maintained.

(8)	In this section—

(a)	“officer” includes a statutory auditor,

(b)	a reference to an officer includes a reference to any former or current officer of the company.”

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant has entered into indemnification agreements with its directors and officers. These agreements contain provisions that require the Registrant, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, and advance their expenses incurred as a result of any proceeding against them as to which they may be indemnified.

Item 16.	Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Memorandum and Articles of Association (Constitution) of Prothena Corporation plc (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2016).

4.1	Reference is made to Exhibit 3.1.

5.1**	Opinion of A&L Goodbody.

23.1**	Consent of A&L Goodbody (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

24.1**	Powers of Attorney (previously included on the signature page of this Form S-3 filed on May 22, 2019, registration no. 333-231675).

*	To be filed by amendment or incorporated by reference in connection with the offering of the ordinary shares.
**	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Registration Statement on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California, on November 27, 2019.

Prothena Corporation plc

Date: November 27, 2019	By:	/s/ Gene G. Kinney
Gene G. Kinney, Ph.D.
President and Chief Executive Officer

Date: November 27, 2019	By:	/s/ Tran B. Nguyen
Tran B. Nguyen
Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gene G. Kinney Gene G. Kinney, Ph.D.	President and Chief Executive Officer (Principal Executive Officer) and Director	November 27, 2019

/s/ Tran B. Nguyen Tran B. Nguyen	Chief Operating Officer and Financial Officer (Principal Financial Officer)	November 27, 2019

/s/ Karin L. Walker Karin L. Walker	Chief Accounting Officer and Controller (Principal Accounting Officer)	November 27, 2019

* Lars G. Ekman, M.D., Ph.D.	Chairman of the Board	November 27, 2019

* Richard T. Collier	Director	November 27, 2019

* Shane M. Cooke	Director	November 27, 2019

* Christopher S. Henney, D.Sc., Ph.D.	Director	November 27, 2019

* Dennis J. Selkoe, M.D.	Director	November 27, 2019

* K. Anders O. Härfstrand, M.D., Ph.D.	Director	November 27, 2019

/s/ Paula K. Cobb Paula K. Cobb	Director	November 27, 2019

*By: /S/ Tran B. Nguyen Tran B. Nguyen